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                                        EXHIBIT 12

 COMPUTATION OF RATIO  OF INCOME TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                                     REQUIREMENTS

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


                                                    Six Months Ended              Three Months Ended
                                               ---------------------------------------------------------
                                                         June 30,                      June 30,
                                                  1999             1998           1999           1998
                                               ---------------------------------------------------------

Net income                                     1,180,362       1,407,336         565,751         661,719
Fixed charges:
Income before fixed charges                    1,180,362       1,407,336         565,751         661,719
Fixed charges, as above
Preferred stock dividend requirements            900,450         900,997         450,225         450,225
Fixed charges including preferred
   stock dividends                               900,450         900,997         450,225         450,225
Ratio of income to fixed charges and
   preferred stock dividend requirements            1.31            1.56            1.26            1.47
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